Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651
Lear Completes $1.0 Billion Financing Transaction
     Southfield, Mich., April 25, 2006 — Lear Corporation [NYSE: LEA] today announced that it has successfully completed a $1.0 billion term loan facility, the proceeds of which will be used to refinance upcoming debt maturities. The term loan facility will mature in April 2012 and is in addition to the Company’s currently existing $1.7 billion revolving credit facility.
     “The new credit facility addresses Lear’s 2007 debt maturities and a portion of our 2008/2009 debt maturities,” said Bob Rossiter, Lear’s chairman and chief executive officer. “By addressing those debt maturities early, investors can be assured that the Company is focused on improving our longer-term operating performance.”
     In connection with the new term loan facility, the Company amended and restated its prior credit facility to, among other things, provide additional collateral for both the Company’s existing revolving credit facility and the new term facility, increase the interest rates applicable to the revolving credit facility and modify the financial covenants to provide additional flexibility.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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Forward Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of restructuring, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission filings.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
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